Exhibit 3.30

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

REVLON PROFESSIONAL HOLDING COMPANY LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Revlon Professional Holding Company LLC (the “Company”), dated as of March 30, 2000, is entered into by Revlon Consumer Products Corporation, a Delaware corporation (together with any Permitted Transferee (as defined below) thereof, “RCPC”), Revlon Manufacturing Limited, a Bermuda company (together with any Permitted Transferee thereof, “RML”), Revlon (Suisse) S.A., a corporation organized under the laws of Switzerland (together with any Permitted Transferee thereof, “Revlon Suisse.” and together with RCPC and RML, the “Revlon Parties”) and Beauty Care Professional Products España, S.L., a corporation organized under the laws of Spain (together with any Permitted Transferee thereof, the “Buyer” and together with the Revlon Parties, the “Members”) with Revlon, Inc., a corporation organized under the laws of the State of Delaware (“Revlon”) joining this Agreement for the purposes of Sections 9(b) and 13.

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company on March 2,2000 (the “Formation Date”) by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware; and

WHEREAS, pursuant to the Limited Liability Company Agreement, dated as of the Formation Date (the “Interim LLC Agreement”), the Revlon Parties were admitted to the Company as the initial members (the “Initial Members”), effective as of the Formation Date; and

WHEREAS, the Initial Members desire to amend and restate the Interim LLC Agreement in its entirety and, in connection therewith, to evidence the admission of Buyer as a member; and

WHEREAS, on the date hereof, it is the intention of each of the Initial Members to assign, transfer and otherwise convey 50% of its Class C Units (as defined herein) in the Company to Buyer for an aggregate purchase price of $50,000 pursuant to the transfer document attached hereto as Schedule IV;

NOW, THEREFORE, the Initial Members and Buyer, by execution of this Agreement and the transfer document attached hereto as Schedule IV, hereby continue the Company as a limited liability company in accordance with the Delaware Act and this Agreement, and amend and restate the Interim LLC Agreement in its entirety as follows:

1.         Name; Formation. The name of the Company shall be Revlon Professional Holding Company LLC, or such other name as the Board of Managers (as defined below) may from time to time hereafter designate. The Company was formed upon the execution and filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Act.

2.         Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the License Agreement (Revlon Marks) (as defined below) and the Purchase Agreement (as defined below). In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Affiliate” means, as to any specified Person (as defined below), any other Person controlling or controlled by or under common control with such specified Person. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing. The Buyer shall not be considered an Affiliate of the Company.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without the Person’s consent or acquiescence of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated; all of the foregoing whether within or under the laws of the United States, any state or municipality thereof or within or under the laws of any other jurisdiction. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in sections 18-101(1) and 18-304 of the Delaware Act.

“Board of Managers” means the board of managers described in Section 7(a) hereof consisting of Persons appointed to the Board in accordance with Section 7(b) and (c) hereof.

“Buyer Units” shall mean Units of the Company held by the Buyer or its Affiliates or its or their permitted assigns.

“Class A Units” means (a) the Class A Units of the Company and (b) any Units issued with respect to the Units referred to in clause (a) above by way of distribution or Unit split or in connection with a combination of Units or a recapitalization, merger or other reorganization.

“Class B Units” means (a) the Class B Units of the Company and (b) any Units issued with respect to the Units referred to in clause (a) above by way of distribution or Unit split or in connection with a combination of Units or a recapitalization, merger or other reorganization.

“Class C Units” means (a) the Class C Units of the Company and (b) any Units issued with respect to the Units referred to in clause (a) above by way of distribution or Unit split or in connection with a combination of Units or a recapitalization, merger or other reorganization.

“Commercially Reasonable” means (with respect to any jurisdiction) an action that would not be reasonably likely to have a material adverse effect on the present or future enforceability, validity, registrability, or the Revlon Parties’ ownership of the “REVLON” mark in such jurisdiction.

“Company License Agreements” means those License Agreements (Revlon Marks) entered into between the Company and Buyer or an Affiliate of Buyer.

“Contributed Intellectual Property” shall have the meaning set forth in Section 8(a).

“Fiscal Year” means (i) the period commencing on the Formation Date and ending on December 31,2000, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in (ii) for which the Company is required to allocate Profits and Losses (as defined in Section 15(e) herein) of the Company.

“Independent Manager” means a duly appointed Manager (as defined herein) of the Company who shall not have been, at the time of such appointment or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of the Company or any of its Affiliates, (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Company or any of its Affiliates (other than his or her service as an Independent Manager or Independent Officer of the Company), or (c) a Person who controls is controlled by or under common control with (whether directly, indirectly or otherwise) the Company or its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the Company or its Affiliates.

“Independent Officer” means a duly elected Officer (as defined herein) of the Company who shall not have been, at the time of such appointment or at any time in the preceding five years, (a) a direct or indirect legal or beneficial owner of the Company or any of its Affiliates, (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Company or any of its Affiliates (other than his or her service as an Independent Manager or Independent Officer of the Company), or (c) a Person who controls is controlled by or under common control with (whether directly, indirectly or otherwise) the Company or its Affiliates or any creditor, supplier, employee, officer, director, manager or contractor of the Company or its Affiliates.

“License Agreement (Revlon Marks)” means, collectively, the Company License Agreements and those license agreements entered into of even date herewith among the Revlon Parties, the Company and Buyer or an Affiliate of Buyer.

“Licensed Domain Names” means any Internet domain name (or successor resource locator reasonably equivalent thereto) licensed under any License Agreement (Revlon Marks).

“Licensed Marks” means any marks licensed under any License Agreement (Revlon Marks).

“Licensor Marks” means any and all trademarks, service marks, names, source identifiers, corporate names, business names, fictional names or “d/b/a’s,” Internet domain names, logos, slogans, and stylized rendering of any of the foregoing, and any and all registrations or applications therefor that include the word “REVLON” and/or the initial “R” such as “RMEN” (other than as part of an actual word that begins with an “R”), whether in block print or in logo form and whether alone, as a part of a phrase or design, or in a derivative form, such as “REVLONISSIMO,” and any contractions, abbreviations, translations, or variations thereof.

“Lien” means a security interest, lien, claim, pledge, charge or encumbrance.

“Manager” means an individual appointed to the Board of Managers pursuant to the terms of Section 7 hereof.

“Members” means RCPC, RML, Revlon Suisse and Buyer and any other Persons admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Non-U.S. Distributable Assets” means all cash or other assets derived from the ownership, use, sale or other disposition of Non-U.S. intangibles held by the Company that the Board of Managers has determined to be available for distribution to the Members.

“Non-U.S’. Profits and Losses” means the Profits and Losses derived from the ownership, use, sale or other disposition of Non-U.S. intangibles held by the Company. For purposes of determining Non-U.S. Profits and Losses, the income and gains derived from the ownership, use, sale or other disposition of Non-U.S, intangibles held by the Company shall be offset by all expenses and losses directly associated with such income and gains.

“Officer” means any officer of the Company.

“Other Distributable Assets” means all cash (except for an amount equal to the amount paid by Buyer to the Initial Members in consideration for Buyers’ Class C Units) or other assets of the Company that the Board of Managers has determined to be available for distribution to the Members (other than U.S. Distributable Assets and Non-U.S. Distributable Assets) that are not directly traceable to the ownership, use, sale or other disposition of either U.S. or Non-U.S. intangibles held by the Company.

“Other Profits and Losses” means all Profits and Losses of the Company (other than U.S. Profits and Losses and Non-U.S. Profits and Losses) that are not directly traceable to the ownership, use, sale or other disposition of either U.S. or Non-U.S. intangibles held by the Company.

“Permitted Transferee” has the meaning ascribed in Section 13 hereof.

“Persons” has the meaning ascribed to such term in Section 18-102(12) of the Delaware Act.

“Purchase Agreement” means the Purchase Agreement dated as of February 18, 2000, as amended as of March 30, 2000 by and among Revlon, Inc., RCPC and certain of their Subsidiaries and Affiliates as sellers and The Colomer Group, S.a.r.l. (f/k/a Beauty Care Professional Products Luxembourg S.a.r.l.), as buyer.

“Revlon Party Units” means the Units of the Company held by a Revlon Party.

“Revlon Parties Security Agreements” means the Security Agreement between RCPC and/or one or more of its affiliates as grantor, and Buyer as grantee in the form attached hereto as Exhibit D.

“RPHC Security Agreement” means the Security Agreement between the Company as grantor, and Buyer as grantee in the form attached as Exhibit C.

“Trademark Assignment” means any assignment of a Licensed Mark to the Company by any Revlon Party, including, without limitation, the Trademark Assignment dated as of the date hereof and attached hereto for reference as Exhibit B.

“Unit” means any limited liability company interest in the Company, which interests consist of the Class A Units, the Class B Units and the Class C Units.

“U.S. Distributable Assets” means all cash or other assets derived from the ownership, use, sale or other disposition of U.S. intangibles held by the Company that the Board of Managers has determined to be available for distribution to the Members.

“U.S. Profits and Losses” means the Profits and Losses derived from the ownership, use, sale or other disposition of U.S. intangibles held by the Company. For purposes of determining U.S. Profits and Losses, the income and gains derived from the ownership, use, sale or other disposition of U.S. intangibles held by the Company shall be offset by all expenses and losses directly associated with such income and gains.

3.         Purpose. The purpose of the Company is to (i) acquire, hold and license, any registration for Licensed Domain Names and any of the Licensed Marks transferred to the Company along with all goodwill associated therewith or symbolized thereby, as well as the goodwill associated with or symbolized by the Licensor Marks (including the “REVLON” mark) as heretofore used in the Business as transferred to the Company, (ii) acquire, hold and license intellectual property rights and goodwill developed either (a) pursuant to Section 9(c) hereof or (b) through the activities of the Licensee permitted pursuant to the Company License Agreements and (iii) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the Delaware Act that is necessary to the accomplishment of the purpose set forth in clauses (i) or (ii) above.

4.            Offices.

(a)       The principal office of the Company shall be located at 38 East 63rd Street, New York, New York, and such additional offices as the Board of Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Managers may unanimously designate from time to time; provided however that notwithstanding the foregoing the Company shall conduct its business from an office separate from that of any Member of the Company or any Affiliate of the Company.

(b)       The registered office of the Company in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19801.

5.            Members.

(a)       The name and address of each Member of the Company and the number and class of Units held by such Member are as set forth on Schedule I attached hereto, as the same may be amended from time to time pursuant to this Agreement.

(b)       A Member shall not cease to be a Member of the Company as a result of the Bankruptcy (or analogous proceeding) of such Member and, upon the occurrence of such event, the Company shall continue without dissolution.

6.            Term. The Company shall continue until dissolved and terminated in accordance with Section 16 of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the certificate of formation of the Company as provided for in the Delaware Act.

7.            Management of the Company.

(a)       Unless otherwise provided for in this Agreement, the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and no Member shall have any authority to act for or bind the Company, unless expressly authorized to do so by the Board of Managers, but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by the Members.

(b)       The Board of Managers shall be comprised of five Persons; four Managers shall be appointed at the sole discretion of the holders of a majority of the Revlon Party Units and one Manager shall be appointed at the sole discretion of the holders of a majority of the Buyer Units and who shall be the Independent Manager.

(c)       At any time, the holders of a majority of the Units shall have the right to remove and replace any Manager appointed by the holders of a majority of the Revlon Party Units and the holders of a majority of the Buyer Units shall have the right to remove and replace the Independent Manager.

(d)       Actions Requiring Unanimous Approval. The Company shall not, without the affirmative vote of 100% of the Members and 100% of the Board of Managers, take any of the following actions:

(i)         amend or restate the Certificate of Formation, recapitalize, alter the rights of any holder of any Unit or otherwise reorganize;

(ii)        consolidate or merge with or into any other entity, or sell, convey, transfer or assign its properties and assets to any Person (other than Buyer or its Affiliates in accordance with the terms and conditions of Section 11 hereof);

(iii)       enter into any agreement to sell, lease, license or place a Lien on or otherwise dispose of any of the Company’s assets (other than any such license to or Lien in favor of Buyer or its Affiliates including any amended or new Company License Agreement as required pursuant to Section 6.7 of the Purchase Agreement and Section X.G of the Company License Agreements);

(iv)       assign any Company License Agreement;

(v)        engage in any business or activity other than those set forth in this Agreement;

(vi)       sell any Units of the Company other than to Buyer or transfer rights to any license held by the Company;

(vii)      admit any additional Members to the Company other than a Permitted Transferee of a Member;

(viii)     incur any indebtedness;

(ix)       modify, amend or waive any right under any Trademark Assignment or this Agreement or any right to indemnification or reimbursement from any party;

(x)        make any distributions to the Members except as provided in Sections 15(c)(iii) and 15(c)(iv) hereof; or

(xi)       commit to do any of the foregoing.

(e)          Subject, in each case, to the other limitations contained herein, including the provisions of Section 7(d), (i) the Board of Managers may appoint such officers, who may, but need not, be Members or Managers, to such terms and to perform such functions as the Board of Managers shall determine in its sole discretion, and the Board of Managers may appoint, employ, or otherwise contract with such other Persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine and (ii) the Board of Managers may delegate to any such officer, Person or entity such authority to act on behalf of the Company as the Board of Managers may from time to time deem appropriate; provided that such delegation of authority is described in writing and signed by the Board of Managers.

(f)          Except as may be required by applicable law, no member of the Board of Managers shall be guilty of breaching any fiduciary duty to any Member by refusing to consent to any matter requiring the unanimous vote of the Board of Managers or the Members, or refusing to act in violation of this Agreement.

(g)         Separate Corporate Existence. The Company shall, and each of the Members shall ensure that:

(i)          The Company shall maintain in full effect its existence, rights and franchises as a limited liability company under the laws of the state of Delaware and obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to proper administration hereof and permit and effectuate the transactions contemplated hereby.

(ii)         The Company shall maintain its own deposit account or accounts, separate from those of any of its Affiliates or Members, with commercial banking institutions. The funds of the Company will not be diverted to any other Person or for other than the corporate use of the Company and, except as may be expressly permitted by this Agreement, the funds of the Company shall not be commingled with those of any of its Affiliates or Members.

(iii)        To the extent that the Company contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and the Company and each such entity shall bear its fair share of such costs. All material transactions between the Company and any of its Affiliates or Members shall be only on an arm’s-length basis.

(iv)        The Company shall compensate all employees, agents and consultants directly, from the Company’s own funds, for services provided to the Company by such persons, and to the extent any such person is also an employee, agent or consultant of any Member or any Affiliate thereof, the Company and such Member or Affiliate will allocate the compensation of such person between the Company and such Member or Affiliate on a basis that reflects the services rendered to each of the Company and such Member or Affiliate.

(v)         The Company shall conduct its affairs strictly in accordance with this Agreement and observe all necessary, appropriate and customary formalities, including, but not limited to, holding all regular and special Members’ and Managers’ meetings appropriate to authorize all Company action, keeping separate and accurate minutes of such meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, intercompany transaction accounts. Regular Members’ and Managers’ meetings shall be held at least annually.

(vi)        The Company shall ensure that decisions with respect to its business and daily operations shall be independently made by the Company (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the Company or a Member) and shall not be dictated by an Affiliate of the Company or a Member.

(vii)       The Company shall act solely in its own name and through its own authorized officers and agents, and no Affiliate of the Company shall be appointed to act as its agent, except as expressly contemplated by this Agreement, provided, however, the Board of Managers may appoint RCPC as the agent and on behalf of the Company to perform quality control functions with respect to the licensing of the Licensed Marks under the Company License Agreements; provided, that RCPC shall indemnify, defend and hold harmless the Company from and against any and all claims, losses, costs, damages and expenses arising from the performance or failure to perform such duties.

(viii)     The Company shall at all times use its own stationery, invoices and checks.

(ix)       The Company shall ensure that no Affiliate of the Company shall advance funds to the Company, other than (A) capital contributions from its Members or (B) as is otherwise provided herein, and no Affiliate of the Company will otherwise supply funds to, or guaranty debts of, the Company; provided, however, that a Member of the Company may provide funds to the Company in connection with the capitalization of the Company or the payment of expenses provided for herein.

(x)        Other than the organizational expenses and as expressly provided herein, the Company shall pay all expenses, indebtedness and other obligations incurred by it.

(xi)       The Company shall not enter into any guaranty or become otherwise obligated or liable, with respect to any obligation of, or hold out its credit as being available to satisfy the obligations of, any other entity including any of its Affiliates.

(xii)        The Company shall ensure that any financial reports required of the Company shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates, subject to noting the separateness of the Company and the unavailability of its assets to satisfy any debt of such Affiliates.

(xiii)       The Company shall ensure that at all times it is adequately capitalized to engage in the transactions contemplated in this Agreement.

(xiv)       The Company shall ensure that the financial statements and books and records of the Company and its Members reflect the separate existence of the Company.

(xv)        The Company shall not act as agent for its Members or any of its Affiliates, but shall instead present itself to the public as an entity separate from each such corporation.

(xvi)       The Company shall not pledge its assets for the benefit of any Person, except as contemplated by this Agreement.

(h)          Meetings of the Board of Managers shall be in person or by participation through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and no action shall be taken by written consent,’ except where express authorization is granted by unanimous vote of all of the Members. A majority of the total number of Managers shall constitute a quorum for the transaction of business; provided that a quorum shall not exist without the presence of the Independent Manager. Except as provided in Section 7(d) above or elsewhere in this Agreement, the vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(i)           Whenever the Members or Managers are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose(s), of such meeting, shall be given to each Member or Manager, as applicable, entitled to vote at such meeting not less than 3 nor more than 10 business days before the date of the meeting. All such notices shall be delivered in accordance with Section 26. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not properly called or convened. Prompt notice of the taking of action at any meeting of the Managers or Members as well as minutes thereof shall be promptly provided to each Manager and Member.

(j)          Any Member or Manager shall have, in person or by attorney or other agent, during normal business hours, the right to inspect for any proper purpose the Company’s list of its Members, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a Member, Manager or party by contract with the Company.

(k)         The following individuals are the initial officers of the Company to hold office until their successors, if any, are chosen and qualify or until the officer’s earlier death, resignation or removal:

Wade Nichols	President
Robert Kretzman	Senior Vice President and Secretary
Arch Ahern	Vice President and Assistant Secretary
Annamarie DellaFave	Assistant Secretary
Larry Winoker	Senior Vice President, Treasurer and Controller

8.            Member Contributions to the Company.

(a)         The Revlon Parties have contributed or will contribute all their right, title and interest in the following (the “Contributed Intellectual Property”) to the Company:

(i)          as of the date hereof, the Licensed Marks and any Licensed Domain Names along with the associated goodwill, and all existing registrations and applications therefor in the jurisdictions set forth on Schedule II hereto, including the registrations and applications set forth on Schedule III hereto, subject to the limited license granted to the Revlon Parties pursuant to Section 10 hereof with respect to certain pre-existing license agreements with Nice Cosmetics and Toiletries, Conair Corporation, and Helen of Troy Ltd. (the “Limited License”). Recordals of all such transfer have been filed, except (i) in Italy and (ii) for the registrations for REVLON PC 2000 (DEVICE) and SOLUCIONES ESPECIFICAS DE REVLON in Spain, all of which shall be filed within fourteen (14) days of the date hereof. The Revlon Parties shall later transfer all other registrations for Licensed Domain Names and Licensed Marks along with the associated goodwill, and all then-existing registrations and applications therefor in all jurisdictions upon Buyer’s request unless, with respect to a particular transfer, such later transfer would not be Commercially Reasonable. Transfer of each such registration for Licensed Domain Names or Licensed Mark shall be made and, at the request of Buyer, filed with the appropriate national office, within the later of thirty (30) days of Buyer’s written request to RCPC or fifteen days following the expiration of the time period for the Revlon Parties’ response set forth below. Buyer, and/or at Buyer’s option, the Designated Firm (as defined in Section 9(c)(v)) shall prepare any documentation necessary to effectuate such transfer (including assignments substantially in the form of the Trademark Assignment attached hereto as Exhibit A) together with forms suitable for filing with national offices and shall submit copies thereof to RCPC for execution by the applicable Revlon Parties. In the event that a Revlon Party believes any such later transfer not to be Commercially Reasonable, it shall so notify Buyer in writing, together with the reasons therefor within fifteen (15) days of the initial notice from Buyer, provided, however, that if the Revlon Parties have at a particular time more than five (5) but less than ten (10) countries under consideration due to Buyer’s request, the time period for each response shall be increased to thirty (30) days from the initial notice from Buyer. If the Revlon Parties have at a particular time more than ten (10) but less than (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to forty-five (45) days from the initial notice from Buyer. If the Revlon Parties have at a particular time more than fifteen (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to sixty (60) days from the initial notice from Buyer. Notwithstanding the foregoing, the Revlon Parties shall respond to all such requests as soon as is reasonably practicable and shall keep Buyer reasonably informed of the status of such requests. If a Revlon Party has not responded within such period, Buyer shall notify RCPC that it has failed to respond and RCPC or another Revlon Party shall thereupon promptly do so providing reasons if a Revlon Party believes the transfer would not be Commercially Reasonable. If RCPC or another Revlon Party has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with the reasons provided according to the Commercially Reasonable standard, then Buyer shall have the right to seek an immediate injunction or declaratory judgment ordering such transfer in accordance with Section 20.

(ii)         as of the date hereof, the goodwill associated with the Licensor Marks (including the “REVLON” mark) as heretofore used in connection with the Business in the United States, subject to the Limited License. The Revlon Parties shall transfer such goodwill in all jurisdictions in which such goodwill has not been previously transferred to the extent that such goodwill is legally divisible from the other goodwill associated with the Licensor Marks (including the “REVLON” mark). Transfer of such goodwill shall be made in each instance and, at the request of Buyer, filed with the appropriate national office within the later of thirty (30) days of Buyer’s written request to RCPC and fifteen (15) days following the expiration of the time period for the Revlon Parties’ response set forth below. Notwithstanding the foregoing, the Revlon Parties shall not transfer any goodwill that the Buyer requests not be transferred, which goodwill the Revlon Parties shall later transfer upon Buyer’s request, unless, with respect to a particular transfer, such later transfer would not be Commercially Reasonable. To the extent necessary to effectuate any transfer to be made hereunder, Buyer, or, at Buyer’s option, the Designated Firm (as defined in Section 9(c)(v)) shall prepare such documentation and forms suitable for filing in national offices and shall submit copies thereof to RCPC. In the event that a Revlon Party believes any such later transfer not to be Commercially Reasonable, it shall so notify Buyer in writing, together with the reasons therefor, within fifteen (15) days of the initial notice from Buyer provided, however, that if the Revlon Parties have at a particular time more than five (5) but less than ten (10) countries under consideration due to Buyer’s request, the time period for each response shall be increased to thirty (30) days from the initial notice from Buyer. If the Revlon Parties have at a particular time more than ten (10) but less than (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to forty-five (45) days from the initial notice from Buyer. If the Revlon Parties have at a particular time more than fifteen (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to sixty (60) days from the initial notice from Buyer. Notwithstanding the foregoing, the Revlon Parties shall respond to all such requests as soon as is reasonably practicable and shall keep Buyer reasonably informed of the status of such requests. If a Revlon Party has not responded within such period, Buyer shall notify RCPC that it has failed to respond and RCPC or another Revlon Party shall thereupon promptly do so providing reasons if a Revlon Party believes the transfer would not be Commercially Reasonable. If RCPC or another Revlon Party has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with the reasons provided according to the Commercially Reasonable standard, then Bayer shall have the right to seek an immediate injunction or declaratory judgment ordering such transfer in accordance with Section 20.

(1)          In the event that the Revlon Parties contribute a Licensed Mark and associated goodwill to the Company, and it later becomes apparent due to subsequent events that such contribution was not Commercially Reasonable, such Licensed Mark and associated goodwill shall be distributed from the Company to the contributing Revlon Party to the extent necessary to remedy or prevent the likely material adverse effect on the present or future enforceability, validity, registrability, value, or the Revlon Parties ownership of the “REVLON” mark. Distribution of such Licensed Mark and goodwill shall be made in each instance and, if so desired by the Revlon Parties, filed with the appropriate national office, no sooner than thirty (30) days after the Revlon Parties’ written notice to Buyer; provided, that the Revlon Parties shall have first granted a Lien therein to Buyer in accordance with Section 12(b). Documentation to effectuate such transfer shall be prepared by Buyer, and/or at Buyer’s option, by the Designated Firm (as defined in Section 9(c)(v)) and submitted to RCPC for execution by the applicable Revlon Parties. If Buyer responds within such fifteen (15) day period that it believes not effecting such distribution would be Commercially Reasonable, a Revlon Party shall respond within fifteen (15) days of such notice from Buyer with the reasons it believes not effecting such distribution would not to be Commercially Reasonable. If a Revlon Party has not responded within such fifteen (15) day period, Buyer shall notify RCPC that it has failed to respond and RCPC or another Revlon Party shall thereupon promptly do so providing reasons if a Revlon Party believes not effecting such distribution would not be Commercially Reasonable. If RCPC nr another Revlon Party has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with the reasons provided according to the Commercially Reasonable standard, then Buyer shall have the right to seek an immediate injunction or declaratory judgment prohibiting such transfer in any court of competent jurisdiction or, at Buyer’s option, from the Arbitral Tribunal in accordance with Section 20. Should Buyer provide initial notice that it believes not effecting such distribution would be Commercially Reasonable, such distribution will be made no sooner than forty-five (45) days after such notice.

 (2)          In the event that Buyer requests that any assigned Licensed Mark and associated goodwill be distributed back to the Revlon Parties, the Company shall effect such distribution within thirty (30) days of Buyer’s written request.

(b)           As consideration for such contributions, the Company shall distribute to the Revlon Parties an amount in cash equal to $9,000,000 pro rata in accordance with the number of Units held by each such Revlon Party.

(c)           The Contributed Intellectual Property is subject to the disclosure set forth on Schedule 8(c).

9.           Covenants. The Company shall, and each of the Members and Revlon shall ensure that:

(a)           The Company shall observe and maintain the corporate formality necessary to exist as a limited liability company in the State of Delaware;

(b)           The Company shall remain an Affiliate of the owner of the Licensor Marks (including the “REVLON” mark), and if there is more than one owner, the one whose business is most closely related to the Licensee’s business conducted under the Licensed Marks.

(c)           Trademark Application and Domain Name Registration Filings

(i)            The Company has filed applications to register the trademark “REVLON PROFESSIONAL” in the jurisdictions indicated on Schedule II.

(ii)           The Company has filed or, to the extent not already filed, shall file applications to register the “REVLON PROFESSIONAL” mark in jurisdictions not listed on Schedule II and the other Licensed Marks and Licensed Domain Names, on Buyer’s request, in any and all jurisdictions, unless filing such applications in the name of the Company is not Commercially Reasonable, in which case such filings shall be made by a Revlon Party. The choice of the Licensed Marks and Licensed Domain Names to be filed, and the particular jurisdictions where such applications are filed, shall be in Buyer’s sole discretion.

(iii)          In prosecuting an application for the Licensed Marks and Licensed Domain Names, the Company and the Revlon Parties shall take all actions necessary or desirable to prosecute each application unless any such actions would not be Commercially Reasonable.

(iv)          If continued prosecution of an application for a Licensed Mark or Licensed Domain Name in the name of the Company shall require a Revlon Party or the Company to take actions that are not Commercially Reasonable, or at the request of Buyer, the Company shall, at the option of Buyer, (i) assign the application to a Revlon Party, (ii) abandon the application and/or (iii) have the Revlon Parties file new applications for such Licensed Mark or Licensed Domain Names in the name of a Revlon Party.

(v)         the provisions set forth in this subsection (v) shall apply to applications, prosecution, maintenance and renewal of the Licensed Marks and Licensed Domain Names and to any assertion by the Company or any Revlon Party pursuant to subsections (ii) through (iv) that any action would not be Commercially Reasonable:

(1)          Designated Firm. Buyer shall designate from time to time during the term of this Agreement, a trademark law firm or agent, subject to Company’s approval, not to be unreasonably withheld or delayed (the “Designated Firm”) to handle and coordinate the preparation, filing, prosecution and maintenance of registrations for the Licensed Marks and Licensed Domain Names worldwide. The Designated Firm will be considered to be jointly representing the Revlon Parties, Company and Buyer. The fees and expenses of the Designated Firm, search, application, prosecution and registration fees, maintenance, renewal filings or the filing of registered user agreements or similar recordals required by law shall be paid by Buyer; provided that the first One Million Dollars ($1,000,000)(US) of such fees and expenses shall be paid by the Company using an initial contribution of such amount by the Revlon Parties, and such fees and expenses shall include the fees and expenses incurred by the Company’s counsel after February 18, 2000 to prepare and file applications to register the mark “Revlon Professional.”

(2)          Preparation of Applications. All applications and registrations for the Licensed Marks and Licensed Domain Names transferred, or in the process of being transferred, to the Company shall be made in the Company’s name. The Designated Firm shall prepare and provide to Company and Buyer signature-ready English-language copies of the applications and related documents, including documents required to prosecute, maintain and renew registrations. Company shall review and execute the applications and related documents within fifteen (15) days of the receipt hereof; provided that such applications and related documents are accurate and complete, and with respect to Licensed Marks cover only Licensed Products within the fields of use permitted under the Company Licenses (to the maximum extent legally possible and otherwise as narrowly tailored as allowable under applicable law), and where filing such applications is Commercially Reasonable. Company will act promptly to advise Buyer and the Designated Firm, or any other law firm or agent acting on behalf of the Designated Firm in a particular jurisdiction of any inaccuracy or defect in the application or related documentation. If Company has not responded within the initial fifteen (15) day period, Buyer shall notify Company that it has failed to respond and Company shall thereupon act promptly to do so, with reasons for Company’s action or inaction. If Company has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with Company’s reasons for its action or inaction, as not being Commercially Reasonable, then Buyer shall have the right to seek an immediate injunction or declaratory judgment requiring the applicable documents to be executed and action taken in any court of competent jurisdiction or, at Buyer’s option, from the Arbitral Tribunal in accordance with Section 20.

(d)           The Revlon Parties shall promptly take all actions necessary to effectuate, record and perfect transfers to the Company pursuant to Section 8 hereof and to permit Buyer to effectuate, record and perfect Buyer’s Liens pursuant to Section 12 hereof as contemplated by the Form of Security Agreement of even date herewith between Buyer and Company (the “Security Agreement”), including updating record title to any Licensed Mark.

(e)           Each of the Revlon Parties shall (i) take any action to the extent that such action is necessary to enable the Company to fulfill its obligations as licensor under the Company License Agreements; (ii) undertake any obligation necessary to provide the same benefit to the Buyer that Buyer would have if the Company License Agreements were between Buyer as licensee on the one hand and the Company and the Revlon Parties as licensors on the other; and (iii) cause the Company to comply with Section 6.7 of the Purchase Agreement.

(f)            Revlon and the Revlon Parties shall have no right to challenge (i) Company’s or any of its representatives’, agents’, successors’ or assigns’ use of the Contributed Intellectual Property so long as the Revlon Parties’ own more than 50% (in the aggregate) of the economic interest in the Company (or its successors or assigns) (a “Majority Owner”) or (ii) any licensee or sublicensee of Company, or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Contributed Intellectual Property, so long as the Revlon Parties are Majority Owners of the Company (provided, however, that the foregoing shall not limit any party’s rights to enforce any License Agreement (Revlon Marks)). At such time as the Revlon Parties are no longer Majority Owners of the Company (or its successors or assigns), the Revlon Parties shall have the right to challenge (i) Company’s or any of its representatives’, agents’, successors’ or assigns’ use of the Contributed Intellectual Property only to the extent such use is materially outside the field of use permitted to the Licensee under the License Agreement (Revlon Marks) and (ii) any licensee or sublicensee of Company or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Contributed Intellectual Property only to the extent such use is materially outside the field of use permitted to the Licensee under the License Agreement (Revlon Marks).

(g)           The Company shall have the right to challenge the Revlon Parties’ or any of their representatives’, agents’, successors’ or assigns’ use of the Licensor Marks (including the “REVLON” mark) not constituting Contributed Intellectual Property only to the’ extent such use is materially not in compliance with the Licensor’s Covenant (as defined in the License Agreement (Revlon Marks)). The Company shall have the right to challenge any licensee or sublicensee of the Revlon Parties or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Licensor Marks not constituting Contributed Intellectual Property only to the extent that such use is materially not in compliance with the Licensor’s Covenant.

(h)           The foregoing covenants shall survive the termination, expiration or rejection pursuant to the entry of an (or analogous action) in any Bankruptcy Court (or analogous proceeding) authorizing such rejection of the’ License Agreement (Revlon Marks). Fields of use, covenants and permitted uses referred to in Sections 9(f) and (g) shall not be affected in any way by the termination, expiration or rejection of any License Agreement (Revlon Marks) as described in the preceding sentence.

10.          Use of Marks. The provisions of this Section 10 shall survive any expiration or termination of this Agreement, and shall apply to the Revlon Parties and any successor thereto that owns any of the Licensor Marks and shall apply regardless of whether or not such Revlon Party or successor is a Member and shall apply regardless of whether or not the Buyer has exercised its Purchase Right pursuant to Section 11 hereof and whether or not any of the Company License Agreements are then in effect.

(a)           Limited License. The Company hereby grants the Revlon Parties a royalty-free, non-exclusive, non-transferable right and license to those rights in the Contributed Intellectual Property which rights are necessary for the Revlon Parties to fulfill their obligations under the following agreements: (i) the License Agreement by and between RCPC and Conair Corporation (or its permitted successors and assigns) dated June 30, 1993, as in effect as of the date hereof; (ii) the International Comb and Brush License Agreement between RCPC and Helen of Troy (Cayman) Limited (or its permitted successors and assigns), dated September 30, 1992, as in effect as of the date hereof; (iii) the International Appliance License Agreement between RCPC and Helen of Troy (Cayman) Limited (or its permitted successors and assigns), dated September 30, 1992, as in effect as of the date hereof; (iv) the North America Comb and Brush License Agreement between RCPC and Helen of Troy Corporation (or its permitted successors and assigns), dated September 30, 1992, as in effect as of the date hereof; (v) the North America Appliance License Agreement between RCPC and Helen of Troy Corporation(or its permitted successors and assigns), dated September 30,1992, as in effect as of the date hereof; (vi) the License Agreement(s) between RCPC and Helen of Troy (Cayman) Limited (or its permitted successors and assigns) dated September 30, 1992, as in effect as of the date hereof; and (vii) the. Trademark License Agreement among RML, Revlon Suisse and Nice Cosmetics and Toiletry Company (or its permitted successors and assigns) dated December 30, 1993, as in effect as of the date hereof (the “Pre-Existing Agreements”). Such license shall be limited to the sole purpose of, and only to the extent necessary for and for so long as is necessary for, fulfilling the Revlon Parties’ obligations under such Pre-Existing Agreements. With respect to each such Pre-Existing Agreement, the license hereby granted shall terminate automatically upon expiration or termination of each such agreement. The Revlon Parties agree to take all actions required of Licensor pursuant to Section III of the License Agreement (Revlon Marks) with respect to such Pre-Existing Agreements. All use of such Contributed Intellectual Property shall inure to the benefit of the Company and shall not vest in the Revlon Parties any rights to such Contributed Intellectual Property.

(b)           Field of Use

(i)           The Company agrees that it will not use or license the Contributed Intellectual Property materially outside the field of use permitted to the Licensee under the License Agreement (Revlon Marks).

(ii)          The Revlon Parties agree that they will not use or license the Licensor Marks (including the “REVLON” mark) if such use or licensed use is materially not in compliance with the Licensor’s Covenant (as defined in the License Agreement (Revlon Marks)).

(iii)         The remedies for any violation of this subsection (b) shall be the remedies set forth in Section X (“Field of Use”) of the Company License Agreements or any remedy available at law or in equity under the Company License Agreements.

(c)           Prosecution and Defense of Marks

(i)           Each Member and the Company shall provide prompt notice to the others, along with copies of all third party oppositions, objections, and registry office actions or the like, that are asserted or filed in connection with the prosecution and maintenance of any Licensed Marks.

(ii)          Each Revlon Party and the Company shall cooperate with each other in the defense and settlement of any and all claims that any or all of the Licensed Marks or Licensor Marks infringes, dilutes, misappropriates, or competes unfairly with any intellectual property rights of any third party, or are not entitled to registration, or are invalid or unenforceable, whether in the context of an office action or other registry proceeding such as an opposition or threatened or asserted court claim (each, a “Claim”), including but not limited to, joining as an additional party to any such Claim, upon the other party’s request and cost. Without limiting the generality of the foregoing, the Revlon Parties will assist the Company in defending the Licensed Marks, as and to the extent that Licensor would be required to assist Licensee in respect to the Licensed Marks pursuant to Section VIII of the License Agreement (Revlon Marks), upon the Company’s or Licensee’s request, including by joining as an additional party to any proceeding or to any joint defense agreement entered into by the Revlon Parties and Licensee pursuant to the License Agreement (Revlon Marks).

(iii)         Settlements proposed to be entered into by the Company involving any Claim which reasonably could have a material adverse effect on the validity, registrability, enforceability, the Revlon Parties’ ownership of or right to use the Licensor Marks (other than the Licensed Marks) (the “Non-Licensed Marks”) or goodwill associated therewith shall require a Revlon Parties’ prior written approval, which approval shall not be unreasonably withheld or delayed. Any settlements which reasonably could have a material adverse impact on the validity, registrability, or enforceability the Company’s ownership of or right to use the Contributed Intellectual Property shall require the Company’s prior written approval, which approval shall not be unreasonably withheld or delayed.

(iv)         With respect to oppositions, objections or other registry office actions occurring in connection with trademark application filings, to the extent of any conflict between the procedures set forth in this Section 10 and the procedures set forth in Section 9(c)(v), the provisions of Section 9(c)(v) shall prevail.

(d)         Infringements

(i)          The Revlon Parties and the Company shall each provide prompt notice to the other and to Buyer of any infringement, imitation, misappropriation, dilution, trademark application, filing or registration or a third party or other act by a third party (“Infringements”) that is inconsistent with either party’s ownership of the Non- Licensed Marks or the Contributed Intellectual Property, respectively.

(ii)         Each party will cooperate with the others in the prosecution and settlement of Infringements, including, if requested by the other party and at the requesting party’s cost, joining as a party to any Claim brought in respect to such Infringement.

(iii)        Neither the Revlon Parties not the Company shall enter into any settlement or consent to any judgment with respect to an Infringement of the Non- Licensed Marks or the Contributed Intellectual Property, respectively, without the consent of the other part(ies) (which consent will not be unreasonably withheld or delayed), except for settlements involving only the payment of money for which only the settling party is solely responsible. Notwithstanding the foregoing, (i) any settlements with respect to an Infringement which reasonably could have an adverse impact on the validity, registrability, enforceability, the Revlon Parties’ ownership of, or their right to use the Non- Licensed Marks or goodwill associated therewith shall require the Revlon Parties’ prior approval (which approval will not be unreasonably withheld or delayed) and (ii) any settlements which reasonably could have an adverse impact on the validity, registrability, or enforceability, the Company’s ownership of or right to use the Contributed Intellectual Property shall require the Company’s prior approval (which approval will not be unreasonably withheld or delayed).

(e)         Registration of Marks. The Company acknowledges that only the Revlon Parties may file and prosecute trademark or service mark applications to register the Non-Licensed Marks or any Licensed Marks, in any jurisdiction where such Licensed Mark is not included in the Contributed Intellectual Property, or register Internet domain names that incorporate the Non-Licensed Marks, and the Revlon Parties acknowledge that only the Company may file and prosecute trademark or service mark applications to register the Contributed Intellectual. Property and Internet domain names that incorporate the Contributed Intellectual Property. Each of the Revlon Parties and the Company shall execute and record or, in default thereof, the other party may execute and record, all documents which the Company or the Revlon Parties’ may request in order to establish or to maintain its ownership of or rights in and to the Non-Licensed Marks or the Contributed Intellectual Property, respectively.

11.          Buyer’s Purchase Right.

(a)         Buyer (or its designee) shall be entitled to purchase the Revlon Parties’ interest in the Company at Fair Market Value (as defined below) in the event of an entry of an order (or analogous action) in any Bankruptcy case (or analogous proceeding) authorizing the rejection (or analogous action) of any License Agreement (Revlon Marks) or any material portion thereof by a trustee in Bankruptcy (or analogous entity in a Bankruptcy or analogous proceeding), the Revlon Parties or their Affiliates, or by the Company (the “Purchase Right”); provided however, that nothing in this Agreement shall be deemed an acknowledgment by any party that any such agreement may be rejected under any Bankruptcy (or analogous) laws.

(b)         The term “Fair Market Value,” used in connection with the value of the Revlon Parties’ interest in the Company, means the fair market value as determined in good faith by the Board of Managers, on the basis of a hypothetical sale price to an unaffiliated third party, without discounts, after due consideration of a number of factors, including, the Company’s operating and financial information as of the end of the monthly reporting period immediately preceding the month in which the event requiring a determination of Fair Market Value occurs.

(c)         If there is a determination by the Board of Managers of the Fair Market Value and Buyer does not agree with such determination of the Fair Market Value, the Fair Market Value shall be determined in accordance with Section 20 herein.

(d)         If Buyer elects to exercise its Purchase Right, Buyer must provide written notice of such election to RCPC within thirty (30) days after the later of (i) any rejection referred to in Section 11(a) or (ii) the determination of the Fair Market Value of the Revlon Parties’ interest in the Company pursuant to Section 11(c). Buyer’s purchase of the Revlon Parties’ interest in the Company, in accordance with the Purchase Right, shall take place no later than forty-five (45) days after RCPC receives written notice from Buyer of Buyer’s election. Buyer shall pay the consideration by wire transfer of immediately available funds to bank accounts to be designated by RCPC.

12.          Buyer’s Lien.

(a)         Buyer (or its designee) shall have a first priority Lien (or analogous right under local law) to the extent legally obtainable from the Company in:

(i)          the Licensed Marks owned by or transferred to the Company and all goodwill associated therewith;

(ii)         the goodwill associated with the Licensor Marks (including the “REVLON” mark) as heretofore used in connection with the Business within the United States; and

(iii)        the goodwill transferred to the Company and associated with the Licensor Marks (including the “REVLON” mark) as used in connection with the Business outside the United States, unless, with respect to a particular grant, granting such a Lien would not be Commercially Reasonable (as determined at the time of such grant). For the purposes of determining whether the grant of a Lien is Commercially Reasonable, diminution of value of the “REVLON” mark or such goodwill attributable to the fact that such goodwill is subject to such Lien, shall not be taken into account.

Such Lien shall be granted on the Closing Date in all jurisdictions set forth on Schedule II in which any such assets have been transferred to the Company and, to the extent grantor (as opposed to grantee) is required by local law to make such filing, at the request of Buyer, to RCPC, filed with the appropriate national office within thirty (30) days thereof. For any Licensed Mark or goodwill transferred to the Company on which such Lien is not granted as of the Closing Date, such Lien shall be granted and, at the request of Buyer, filed by the Company to the extent grantor (as opposed to grantee) is required by local law to make such filing with the appropriate national office, simultaneously with the transfer of such Licensed Mark or goodwill to the Company. The documentation to file such Lien shall be consistent with the RPHC Security Agreement as applicable to a given jurisdiction and shall be prepared by Buyer, and/or at Buyer’s option, by the Designated Firm and submitted to RCPC and Buyer prior to filing. In the event that a Revlon Party believes granting any such Lien on such later transferred Licensed Mark or later transferred goodwill not to be Commercially Reasonable, it shall so notify Buyer in writing, together with the reasons therefor, within fifteen (15) days of the initial notice from Buyer. If a Revlon Party has not responded within such fifteen (15) day period, Buyer shall notify RCPC that it has failed to respond and RCPC or another Revlon Party shall thereupon promptly do so providing reasons if a Revlon Party believes granting such Lien would not be Commercially Reasonable. If RCPC or another Revlon Party has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with the reasons provided according to the Commercially Reasonable standard, then Buyer shall have the right to seek an immediate injunction or declaratory judgment ordering the grant of such Lien in any court of competent jurisdiction or, at Buyer’s option, from the Arbitral Tribunal in accordance with Section 20. The Revlon Parties and the Company shall from time to time, promptly execute, deliver, file and record all further instruments, endorsements and other documents, and take all such further action necessary to grant and perfect such Liens, in accordance with the Security Agreement.

(b)         Buyer (or its designee) shall have a first priority Lien (or analogous right under local law) to the extent legally obtainable from a Revlon Party in:

(i)          the Licensed Marks that have been retained by the Revlon Parties and all goodwill associated therewith and any Licensed Marks and/or associated goodwill distributed to a Revlon Party pursuant to Section 8(a)(ii)(1) hereof; and

(ii)         for jurisdictions outside the United States, any goodwill that could have been transferred directly in connection with a sale of the Licensed Marks, but has been retained by a Revlon Party and is associated with the Licensor Marks (including the “REVLON” mark) as heretofore used in connection with the Business, unless, with respect to a particular grant, granting such Lien would not be Commercially Reasonable (as determined at the time of such grant); provided, that the grant of such Lien will not give Buyer any Lien on the goodwill associated with Revlon Parties’ businesses other than the Business.

Such Lien shall be granted on the Closing Date in all jurisdictions set forth on Schedule II in which any such assets have not been transferred to the Company and, at the request of Buyer to RCPC, filed by the appropriate Revlon Party with the appropriate national office within thirty (30) days thereof to the extent grantor (as opposed to grantee) is required by local law to make such filing. Such Lien shall be granted in all jurisdictions in which any such assets have not been transferred to the Company (or have been distributed to a Revlon Party) and, to the extent grantor (as opposed to grantee) is required by local law to make such filing, filed by a Revlon Party with the appropriate national office, within the later of thirty (30) days of Buyer’s written request or fifteen (15) days following the expiration of the time period for the Revlon Parties’ response set forth below. The documentation to file such Lien shall be consistent with the Revlon Parties Security Agreement as applicable to a given jurisdiction and shall be prepared by Buyer, and/or at Buyer’s option, by the Designated Firm and submitted to RCPC and Buyer prior to filing. In the event that a Revlon Party believes granting any such Lien to be granted pursuant to clause (b)(ii) above not to be Commercially Reasonable, it shall so notify Buyer in writing, together with the reasons therefor, within fifteen (15) days of the initial notice from Buyer; provided, however, that to the extent the Buyer has not previously requested that such marks or goodwill be transferred to the Company pursuant to Section 8(a) the following response periods shall apply: (A) if the Revlon Parties have at a particular time more than five (5) but less than ten (10) countries under consideration due to Buyer’s request, the time period for each response shall be increased to thirty (30) days from the initial notice from Buyer; (B) if the Revlon Parties have at a particular time more than ten (10) but less than (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to forty-five (45) days from the initial notice from Buyer; (C) if the Revlon Parties have at a particular time more than fifteen (15) countries under consideration due to Buyer’s request, the time period for each response shall be increased to sixty (60) days from the initial notice from Buyer. Notwithstanding the foregoing, the Revlon Parties shall respond to all such requests as soon as is reasonably practicable and shall keep Buyer reasonably informed of the status of such requests. If a Revlon Party has not responded within such period, Buyer shall notify RCPC that it has failed to respond and RCPC or another Revlon Party shall thereupon promptly do so providing reasons if a Revlon Party believes granting such Lien would not be Commercially Reasonable. If RCPC or another Revlon Party has not responded within ten (10) additional days after Buyer’s notice, or if Buyer disagrees with the reasons provided according jo the Commercially Reasonable standard, then Buyer shall have the right to seek an immediate injunction or declaratory judgment ordering the grant of such Lien in any court of competent jurisdiction or, at Buyer’s option, from the Arbitral Tribunal in accordance with Section 20. For the purposes of determining whether the grant of a Lien under clause (b)(ii) above is Commercially Reasonable, diminution of value of the “REVLON” mark or such goodwill which diminution is solely attributable to the fact that such goodwill is now subject to such Lien shall not be taken into account. The Revlon Parties and the Company shall from time to time, promptly execute, deliver, file and record all further instruments, endorsements and other documents, and take all such further action necessary to grant and perfect such Liens, in accordance with the Security Agreement.

(c)          The only “event of default” under any of the foregoing Liens is a “Bankruptcy Rejection” (as defined in the RPHC Security Agreement) of any License Agreement (Revlon Marks) or any material portion thereof by a trustee in Bankruptcy (or analogous entity in a Bankruptcy or analogous proceeding), the Revlon Parties or their Affiliates, or by the Company or the permitted transferee of any of their interest in such License Agreement (Revlon Marks).

13.          Assignments of Company Interest: Withdrawal. Each Member agrees that it shall not, and Revlon shall ensure that the Revlon Parties shall not sell, assign, delegate, pledge, charge or otherwise transfer or encumber all or any part of its interest in the Company or any obligation hereunder; provided that:

(a)          the Revlon Parties may sell or assign their respective interests in the Company to a purchaser of their respective rights in the Licensor Marks and, if there is more than one owner of the Licensor Marks, the one whose business is most closely related to Licensee’s business conducted under the Licensed Marks or (B) Buyer (or its designee) whether in connection with the exercise of the Purchase Right pursuant to Section 10 or otherwise;

(b)          the Buyer may transfer its interest in the Company to any Affiliate of Buyer, any permitted transferee of the License Agreement (Revlon Marks) or an Affiliate thereof, any purchaser of a substantial part of Buyer’s business to which the Licensed Marks relate (whether by way of sale of assets, merger or otherwise) or pursuant to a pledge as collateral security; and

(c)          the Revlon Parties shall not assign their respective rights in the Licensed Marks to any Person, whether Affiliated or not Affiliated with the Company, that is incorporated in a different jurisdiction than the current Revlon Parties, or separately from the License Agreements (Revlon Marks) to which they are parties.

Any purported transfer in violation of this Section 13 shall be null and void and shall not be recognized by the Company. No Member may withdraw from the Company without the prior unanimous approval of the Board of Managers. The transferee of any interest in the Company pursuant to a transfer permitted by this Section 13 shall be referred to herein as a “Permitted Transferee”.

14.          Tax Matters.

(a)          The Members agree that, for tax purposes, the Company shall be treated as a partnership other than a publicly traded partnership (within the meaning of Code (as defined below) Section 7704), and the Members and the Company shall timely make any and all necessary elections and filings for the Company to qualify as such a partnership for tax purposes.

(b)          Unless and until replaced by the Board of Managers, RCPC shall be the Tax Matters Partner of the Company as defined in Section 6231(a)(7) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

15.          Capital Accounts, Profits. Losses and Distributions.

(a)          Capital Accounts. A separate capital account (“Capital Account”) with respect to each Member shall be maintained and adjusted in accordance with the applicable requirements of Section 704(b) of the Code, and the applicable provisions of the income tax regulations promulgated under the Code, as amended, including the corresponding provisions of any successor regulations (the “Treasury Regulations”).

(b)          Profits and Losses. Profits and Losses for any Fiscal Year shall be allocated among the Members as follows:

(i)           U.S. Profits and Losses. First, U.S. Profits and Losses shall be allocated to the Members pro rata in proportion to their ownership of all of the issued and outstanding Class A Units.

(ii)          Non-U.S. Profits and Losses. Second, Non-U.S. Profits and Losses shall be allocated to the Members pro rata in proportion to their ownership of all of the issued and outstanding Class B Units.

(iii)         Other Profits and Losses. Third, Other Profits and Losses shall be allocated (a) 60% to the Members pro rata in proportion to their ownership of all issued and outstanding Class A Units and (b) 40% to Members pro rata in proportion to their ownership of all issued and outstanding Class B Units.

(c)          Distributions.

(i)           Periodic Distributions. Distributions, if any, shall be made at the end of each Fiscal Year, in such amount as determined by the Board of Managers as follows:

(A)	U.S. Distributable Assets. First, U.S. Distributable Assets shall be distributed to the Members pro rata in proportion to their ownership of all of the issued and outstanding Class A Units.

(B)	Non-U.S. Distributable Assets. Second, Non-U.S. Distributable Assets shall be distributed to the Members pro rata in proportion to their ownership of all of the issued and outstanding Class B Units.

(C)	Other Distributable Assets. Third, Other Distributable Assets shall be distributed (a) 60% to the Members pro rata in proportion to their ownership of all issued and outstanding Class A Units and (b) 40% to Members pro rata in proportion to their ownership of all issued and outstanding Class B Units.

(ii)          Distributions upon Dissolution. Upon dissolution of the Company as set forth in this Agreement:

(A)	The affairs of the Company shall be wound up and the Company liquidated by the Board of Managers, including the preparation and filing by the Board of Managers of all documents or instruments necessary to effect the Company’s dissolution and liquidation. All items of income, gain and loss (including any gain or loss from liquidation of the Company) for the Fiscal Year in which the Company is finally liquidated shall be allocated among the Members as provided in Section 16 hereof.

(B)	The net proceeds of liquidation shall be distributed in the following order:

(1)	to creditors of the Company (other than Members);

(2)	to creditors of the Company who are Members;

(3)	to the Members, in accordance with their Capital Account balances after taking into account all allocations and distributions for the Fiscal Year.

(iii)         Notwithstanding Section 15(c)(i) above, the Company may, upon the determination of the Tax Matters Partner, make a distribution of cash constituting Other Distributable Assets to the holders of Class A Units and Class B Units, in proportion to, and to the extent of, their respective liabilities for U.S. federal, state and local income taxes with respect to allocations of Company Profits to such Members. For purposes of this Section 15(c)(iii), a Member’s tax liability with respect to allocations of Company Profits shall be determined by (A) reducing allocations of income from the Company to such Member by previous allocations of loss from the Company, to the extent not previously taken into account hereunder and (B) using the marginal tax rate that actually applies to such Member, taking into account the deductibility of state and local taxes, and taking into account any available foreign tax credits available as a result of an allocation of income from the Company. If any distributions in respect of taxes are made to the Members pursuant to this Section 15(c)(iii), then subsequent distributions shall be made to the Members in such a way that, to the extent possible, cumulative distributions to each Member shall equal the cumulative distributions such Member would have received under this Section 15 in the absence of this Section 15(c)(iii).

(iv)         Notwithstanding Section 15(c)(i), the Company may, upon the determination of the Board of Managers make a distribution to the Class A Members and Class B Members of cash constituting Other Distributable Assets received in connection with the resolution of any dispute between the Company and Licensee under the Company License Agreement, subject to any applicable reserves for the payment of expenses or other liabilities.

(d)          Withholding Taxes. The Company is authorized to withhold from distributions to the Members, or with respect to allocations to the Members, and to pay over to a Federal, state, local or non-U.S. government, any amounts required to be withheld pursuant to the Code, or any provisions of any other Federal, state, local or non-U.S. law. Any amounts so withheld shall be treated as having been distributed to the Members pursuant to this Section 15 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Members.

(e)          “Profits and Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(i)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 16(e) shall be added to such taxable income or loss;

(ii)          any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-l (b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section 16(e) shall be subtracted from such taxable income or loss;

(iii)         in the event the gross asset value of an asset of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv)         gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the gross asset value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its gross asset value;

(v)          in lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year based upon the gross asset value of the property;

(vi)         to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Treasury Regulation 1.704-1 (b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, such adjustment shall be treated as an item of gain or loss from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii)        notwithstanding any other provision of this Section, any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

16.          Dissolution; Bankruptcy.

(a)          Notwithstanding anything contained in this Agreement to the contrary, the Company may take the following actions only with approval of the Members and unanimous approvals of all members of the Board of Managers provided, however, that the Board of Managers may not vote on, or authorize the taking of, any of the following actions, unless there is each of an Independent Manager and an Independent Officer then serving in such capacity:

(i)           make an assignment for the benefit of creditors;

(ii)          file a voluntary petition in bankruptcy;

(iii)         file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation of any jurisdiction;

(iv)         fail to file an answer with respect to a petition filed against the Company in any proceeding of the type described in subclauses (i) through (iii) of this Subsection (a);

(v)          file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company in any proceeding of the type described in subclauses (i) through (iii) of this Subsection (a);

(vi)         seek, consent to, or acquiesce in the appointment of a trustee, receiver or liquidator of the Company or of all or any substantial part of the Company’s properties; or

(vii)        voluntarily dissolve and wind up, or consolidate or merge with or into another entity or sell all or substantially all of the assets of the Company other than to Buyer (or its designee).

(b)          The Company shall be dissolved and its affairs wound up only upon (i) the written consent of all the Members and all members of the Board of Managers, including the Independent Manager or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act. Notwithstanding anything in this Agreement to the contrary, and to the fullest extent permitted by applicable law, the Company shall not be dissolved if Buyer, its Affiliates, or its or their designee holds any Units of the Company.

(c)          In the event of the insolvency of the Company and with regard to any action contemplated by subsection (a) above, the Independent Manager will not owe a fiduciary duty to any Person who holds a Unit or Units, as the case may be (except as may be required by applicable law), but any fiduciary duty of such Independent Manager with regard to such action shall be owed instead to the licensees of the Company. The Independent Manager shall not serve as a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Affiliate of the Company, or a substantial part of their respective property.

17.          Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

18.          Indemnification of Managers, Officers, Employees and Agents.

(a)          Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she is or was a Manager or an officer of the Company or any of its subsidiaries (hereinafter an “Indemnitee”), whether the basis of such a Proceeding is alleged action in an official capacity as a Manager, officer, employee or agent or in any other capacity while serving as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence and breach of fiduciary duty to the extent so authorized), as the Delaware Act currently exists or may hereafter be amended, against all expense, liability and loss (including reasonable attorneys’ fees, judgments, fines, excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(b)          The rights to indemnification conferred in this Section 18 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Managers or otherwise. The rights to indemnification conferred in this Section 18 shall not be available in respect of any matter with respect to which such Indemnitee has been found by a court of competent jurisdiction to be guilty of gross negligence or willful misconduct whether with respect to the contravention of this Agreement or otherwise.

19.          Indemnification and Reimbursements for Payments on Behalf of a Member.

(a)          If the Company is obligated to pay any amount to a Governmental Entity or, as directed by a court of competent jurisdiction or a Governmental Entity, to any other Person because of a Member’s status or otherwise specifically attributable to a Member (including federal withholding taxes with respect to Non-U.S. Members, state personal property taxes, state unincorporated business taxes, etc.), then the Company may withhold such amounts from distributions to the Member. If, however, the Company is unable to withhold all or part of such amounts from distributions to the Member, then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including any interest, penalties and expenses associated with such payment). At the option of the Board of Managers, either:

(i)           promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified; or

(ii)          the Company shall reduce subsequent distributions which would otherwise be made to the Indemnifying Member until the Company has recovered the amount to be indemnified.

(b)          The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 19, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the interest rate charged by the U.S. Internal Revenue Service on large corporate tax underpayments plus six percentage points per annum (but not in excess of the highest rate per annum permitted by law).

20.          Dispute Resolution.

(a)          Except as set forth in Section 20 (i), any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including any exhibit hereto) or the breach, termination or validity of this Agreement (“Dispute”), shall be finally settled by arbitration in accordance with the rules of the London Court of International Arbitration (“LCIA”) then in effect (the “Rules”), except as modified herein. The arbitration shall be held in London. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

(b)          There shall be three (3) neutral arbitrators (the “Arbitral Tribunal”) of whom the claimant and the respondent shall each designate one. The claimant shall name its arbitrator in its notice of arbitration. The respondent shall name its arbitrator in its statement of defense. The third arbitrator shall be appointed by the LCIA in accordance with the following procedure: Within 10 days of the service of the Response, the LCIA shall send simultaneously to each party an identical list of at least ten (10) arbitrator candidates, and each party shall be permitted to strike two names from the list, rank the remaining arbitrators in order of preference and return the list to the LCIA within 15 days of the transmittal date. If a party does not return the list within the time specified, all persons named therein shall be considered acceptable. From among the persons who remain on both lists and in accordance with the combined designated order of mutual preference, the LCIA shall invite the acceptance of three arbitrators to serve. The “highest ranking” arbitrator based on the combined mutual preferences who accepts the appointment and meets the nationality requirement below shall be the presiding arbitrator. There shall be no restriction on the nationality of any arbitrator, except that the presiding arbitrator shall not be a national of the country of any of the parties, and shall be fluent in the English language. If any arbitrator is not appointed within the time limits set forth herein, then such arbitrator(s) shall be appointed by the LCIA in accordance with the Rules. In rendering an award, the Arbitral Tribunal shall be required to follow and apply the laws of the State of Delaware.

(c)          The Claimant shall submit its statement of the case with its request. The Respondent shall submit its statement of defense along with its response. The hearing shall be held no later than four months after the appointment of the third arbitrator, unless such time is extended by the Arbitral Tribunal for good cause shown. The award of the Arbitral Tribunal shall be rendered within thirty (30) days of the close of the hearing.

(d)          The Arbitral Tribunal’s award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

(e)          Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction or other order in aid of arbitration proceedings, or of its ability to enforce any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Arbitral Tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a national court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Arbitral Tribunal shall have no power to order termination as a remedy for breach hereunder.

(f)          Fees and costs (including reasonable attorneys’ fees) of the prevailing party in any arbitration under this Section shall be paid by the non-prevailing party. In addition, if, following the grant of provisional relief by a court on behalf of a party, the other party seeks a determination of rights from an Arbitral Tribunal in accordance with this Section, and the Arbitral Tribunal determines that such provisional relief was granted in error, then, in addition to the reimbursement of the fees and costs of the prevailing party in the arbitration associated with such arbitration, the party that obtained the injunction shall reimburse the party that prevails in the arbitration for the fees and costs of prosecuting or defending the court proceeding. Likewise, if the Arbitral Tribunal affirms the court’s decision, then in addition to the reimbursement of the prevailing party’s fees and costs associated with the arbitration, the prevailing party shall also be reimbursed for the fees and costs of prosecuting the court action.

(g)          The Arbitral Tribunal shall have the authority to award penalties for “frivolous” suits.

(h)          Except as specifically provided in Section 20(f) and 20(g), the Arbitra1 Tribunal shall not award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.

(i)           In the event of a Dispute as to whether an action is Commercially Reasonable, such dispute shall, at the option of Buyer, be determined by the Arbitral Tribunal, any state or Federal court sitting in the State of Delaware or, with respect to a Dispute regarding the transfer, grant of a Lien in or application for a given item of intellectual property, a court in the jurisdiction in which such intellectual property is located. The party claiming that an action is not Commercially Reasonable shall bear the burden of proof.

(j)           EXCEPT FOR MATTERS AS TO WHICH ARBITRATION HAS BEEN SPECIFIED BY THE PARTIES PURSUANT TO SECTION 20(a) ABOVE, EACH OF THE MEMBERS AND REVLON HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF DELAWARE (AND, WITH RESPECT TO DISPUTES ADDRESSED IN SUBSECTION (i) ABOVE, IN ANY COURT SELECTED IN ACCORDANCE WITH SUCH SUBSECTION (i)) IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY, IRREVOCABLY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(k)          Each Member shall have the right to enforce any term or condition contained herein by any party and to proceed against any breach of any of the terms and conditions of this Agreement by any party.

21.          Books and Records.

(a)          The Managers shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal office, which shall be separate from any Members’ books and which books shall be open to inspection by any Member (or such Member’s authorized representative) upon reasonable notice at any time during ordinary business hours. Such books shall be maintained on the accrual method of accounting. The Company’s fiscal year shall end on December 31 of each year.

(b)          The Managers shall use reasonable best efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, to each Person who was a holder of Units at any time during such Fiscal Year the Company’s tax return and form K-1 for such Fiscal Year, and such other information as may be necessary for the preparation of each such Person’s United States federal and state income tax returns.

22.          Expenses. The Revlon Parties and Buyer shall contribute cash in proportion to their share of the Class C Units as necessary to fund (i) the creation of the Company, (ii) the transfer of assets, including the Licensed Marks into the Company, (iii) the creation and perfection of any Liens related to such trademarks and such goodwill, and (iv) the ongoing operation of the Company, except that (a) costs and expenses to be borne by, and payments to be made or received by the Licensor under the Company License Agreements shall be made solely by, borne solely by, or distributed solely to the Revlon Parties; (b) costs and expenses of registration of the Licensed Marks shall borne as provided in Section 9(c) of this Agreement and Section VIII.G of the Company License Agreements; and (c) amounts payable by the Company under Section 10(b)(iii) of this Agreement and any damages for breach by the Company of any Company License Agreement or Company Security Agreement shall be borne solely by the Revlon Parties.

23.          Headings; Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference. The word “including” shall mean including without limitation.

24.          Amendments. This Agreement may be amended only upon the unanimous written consent of the Members and the Board of Managers.

25.          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

26.          Notices. All notices, requests, demands, waivers, consents, approvals and other communications required or permitted to be given under this Agreement shall be delivered in writing by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; or (c) overnight delivery service, provided that, in each case a copy shall also be sent via facsimile transmission. Notices to Managers shall be sent to the address specified by such Manager. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to the Buyer, to:

The Colomer Group, S.a.r.1.

c/o CVC Capital Partners

Hudson House

8-10 Tavistock Street

London WC2E 7PP

England Fax: +44-171-420-4231

Attention: Hardy M. McLain

Carlos Colomer

Revlon S.L. (t/b/k/a The Colomer Group España, S.L.)

Calle Aragon, 499

08013 Barcelona

Spain 13

with copies (which shall not constitute notice to Buyer) to:

Kirkland & Ellis

Citicorp Center

153 East 53rd Street

New York, New York 10022

U.S.A.

Fax: +1-212-446-4900

Attention:	Kirk A. Radke Geoffrey W. Levin

and

Clifford Chance

Paseo de la Castellana

110 28046 Madrid

Spain

Fax: +34-91-590-7575

Attention: Pablo Bieger

If to RCPC, to:

Revlon Consumer Products Corporation

625 Madison Avenue

New York, New York 10022

Fax No. (212) 527-5693

Attention: General Counsel

If to RML, to:

Revlon Manufacturing Limited

c/o Conyers, Dill and Pearman

Clarendon House

Church Street West

Hamilton, HM, DX, Bermuda

Fax No. 441-292-4720

Attention: Nicholas B. Dill, Jr.

If to Revlon Suisse, to:

Revlon Consumer Products Corporation

625 Madison Avenue

New York, New York 10022

Fax No. (212) 527-5693

Attention: General Counsel

If to Company, to:

Revlon Professional Holding Company LLC

38 East 63rd Street

New York, New York 10021

Fax No. (212) 572-5877

Attention: Robert Kretzman

each with a copy (which shall not constitute notice to RCPC, RML or Revlon Suisse) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Fax No. (212) 735-2000

Attention:	Franklin M. Gittes, Esq. and Alan C. Myers, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received (i) in the case of personal delivery upon actual receipt thereof by the addressee, (ii) in the case of overnight delivery, on the day following delivery to the overnight delivery service (or with respect to international deliveries, five days), (iii) in the case of mail, upon receipt of the return receipt.

*     *     *     *     *

SCHEDULE I

MEMBER	INTEREST

Revlon Consumer Products Corporation 625 Madison Avenue New York, New York	1,000 Class A Units 300 Class C Units

Revlon Manufacturing Ltd.	990 Class B Units 198 Class C Units

Revlon (Suisse) S.A.	10 Class B Units 2 Class C Units

Buyer	500 Class C Units

 Schedule I, Page 1

SCHEDULE II

Initial Jurisdictions For Assignments and Applications

United States
France
Spain
Italy
Germany
South Africa
European Community

 Schedule II, Page 1

SCHEDULE III

Registrations and Applications

COUNTRY	MARK	APP./REG. NO.
European Community	R PRO & Design	000399915
France	REVLON PC 2000	1299126
France	REVLON NATURAL WONDER	1459868
France	REVLON COLOR CLEAN	1509305
France	REVLON YOUNG COLOR II	1534901
France	REVLON BRILLIANT HAIR	1666663
France	FREE PERM & Design with REVLON	92427008
France	REVLON NATURAL WONDER EQUAVE	96612215
France	REVLONISSIMO	99803037
France	REVLONISSIMO	95595566
Germany	REVLON NATURAL WONDER	875652
Germany	REVLON YOUNG COLOR	1139041
Germany	REVLON QUICK WHITE	1.139042
Germany	REVLON COLOR CLEAN	1144742
Germany	REVLON BRILLIANT HAIR	1164906
Germany	REVLON LOVELY BLONDE	1175221
Germany	FREE PERM & Design with REVLON	2040975
Germany	REVLONISSIMO	39547397
Germany	REVLON NATURAL WONDER EQUAVE	39608789
Italy	REVLON COLOR CLEAN	567947
Italy	FREE PERM & Design with REVLON	643787
Italy	REVLONISSIMO	720773
Italy	REVLON NATURAL WONDER EQUAVE	755784
Italy	REVLON PC 2000	712620
Spain	REVLON SATIN-SET	413169
Spain	REVLON NATURAL WONDER	617996
Spain	REVLON NATURAL HONEY	1013982
Spain	REVLON PC 2000	1100420
Spain	REVLON LES CURLS CONTROL	1186511
Spain	REVLON ULTRA WHITE	1218748
Spain	INTERACTIVES REVLON PROFESSIONAL	1315033
Spain	REVLON PROFESSIONAL DESIGNER LOOK	1315034

 Schedule III, Page 1

COUNTRY	MARK	APP./REG. NO.
Spain	REVLON BRILLIANT HAIR	1561436
Spain	FREE PERM & Design with REVLON	1668711
Spain	REVLON FEELING	1723849

 Schedule III, Page 2

COUNTRY	MARK	APP./REG. NO.
Spain	REVLON NATURAL HONEY BABY LINE PACKAGE Design	1949135
Spain	REVLON PROFESSIONAL COLOR CLEAN and Package Design	1967120
Spain	REVLON GENTLE BLONDE	1973026
Spain	REVLONISSIMO	1996264
Spain	REVLON NATURAL WONDER EQUAVE	2016681
Spain	REVLON PC 2000 (DEVICE)	1101093
Spain	SOLUCIONES ESPECIFICAS DE REVLON	1263814
South Africa	REVLON NATURAL WONDER	64/1166
South Africa	REVLON HERBAL DEEP CLEAN	81/8055
South Africa	REVLON PROFESSIONAL	92/9658
United States of America	REVLON TOUCH UP & Design	1231592
United States of America	R PRO & Design	2122487
United States of America	R PRO & Design	2135111
United States of America	R PRO & Design	2186916
United States of America	R PRO & Design	2189496
United States of America	RMEN & Design	2309974

 Schedule III, Page 3

SCHEDULE IV

See Attached Unit Transfer Agreement

 Schedule IV, Page 1

SCHEDULE 8(c)

Disclosures Regarding Contributed Intellectual Property

I          The Brazilian company, Industria e Comercio de Cosmeticos Natura Ltda. (“Natura”), owns trademark applications and/or registrations for the trademark INTERATIVES in Bolivia, Brazil, Peru, Mexico and Chile which in certain cases predate registration applications by Sellers or Acquired Companies for the trademark INTERACTIVES. Grantor is aware of such applications and/or registrations by Natura in these above-named countries because Sellers researched the trademark INTERACTIVES to clear such mark. Natura may also own the mark in other jurisdictions where such a search was not performed.

II         In 1967 Revlon, Inc. and Proctor & Gamble (P&G) entered into an agreement to avoid conflicts between the parties with respect to P&G’s WONDRA mark and Revlon’s several marks which included the element “WONDER” including “NATURAL WONDER” for countries which were members of the Madrid Arrangement in 1967. Under the Agreement, Revlon agreed not to use NATURAL WONDER without REVLON being a component part of the mark or to stress or emphasize the “WONDER” element of the mark for class3 goods. Revlon also agreed not to use or register REVLON NATURAL WONDER or any other trademark containing the word “WONDER” for “hair agents, especially not for shampoo.”

III       Affiliates of Grantor entered into an agreement (undated and unsigned) with the predecessor of Wella (“4711 “) in which they agreed to always use the element WONDER in the same shape and size as NATURAL in its REVLON NATURAL WONDER trademark in Germany to avoid confusion with 4711’s MIRAKEL mark.

IV       On November 6, 1998 Revlon Germany received notice that the Dusseldorf Food Controlling Office is investigating the issue of whether the “Natural Honey” trademark is misleading as to the amount of honey in the product. Revlon Germany responded in May 1999 and has not received a response from the authorities.

V         See attached “Conflict/Opposition Report” for adversarial actions pending against the Licensed Marks or opposing the registration by a third party of a confusingly similar mark.

 Schedule 8(c), Page 2

Conflict/Opposition Report

Case Number/Country File Number			Conflict/ Opposition #	Our Mark	Other Party/ Other Party Mark	Status/ Result	Status Date	Direction

VI	31137	URU	1	PERFECT PERM	EXITO S.R.L. PERFECT FORM	active	21-Dec-1999	VS
SUIS-44937-URU-PR

	Remarks:	OPPOSITION FILED BY EXITO S.R.L. ON THE BASIS OF THEIR REGISTERED TRADEMARK PERFECT FORM

VII	4344	COS	1	NATURAL WONDER	ADVANCE TOTAL	Active	05-Nov-1997	VS
	SUIS-18057-COS-PR				MARKETING SYS	Confl.
NATURA’S EXCEL

	Remarks:	OPPOSITION FILED BY ADVANCE TOTAL MARKETING SYSTEMS, INC. ON THE BASIS OF THEIR REGISTRATION FOR NATURA’S EXCEL

VIII	[1]4524 PA		Z02001	REVLON PROFESSION	professional cosmetics, S.A.	opened	09-Feb-1996	vs

	Remarks:	opposition by professional Cosmetics, S.A. on the basis of their registration No. 1.001.932 for the trademark PROFESSIONAL

IX	26321	POL	1	REVLON SENSOR SUP	The Gillette Company SENSOR	Instructed	10-Dec-1998	BY

SUIS-12607-POL-CA

	Remarks:	Cancellation action against Gillette’s SENSOR registration

X	28333	RUS	1	SENSOR	THE GILLETTE	Pending	07-Jan-1998	BY
COMPANY
	SUIS-12436-RUS-CA				SENSOR

	Remarks:	CANCELLATION ACTION AGAINST THE GILLETTE COMPANY’S SENSOR REGISTRATION

 Schedule 8(c), Page 3

Case Number/Country File Number			Conflict/ Opposition #	Our Mark	Other Party/ Other Party Mark	Status/ Result	Status Date	Direction

XI	10712	NEZ	1	SENSOR PERM	THE GILLETTE	active	22-May-1997	BY
					COMPANY
	ROUX-12436-NEZ-CA				SENSOR

	Remarks:	CANCELLATION ACTION AGAINST THE GILLETTE COMPANY’S SENSOR REGISTRATION

XII	4253	COL	1	REALISTIC SENOR P	ARNAM N.V.	CLOSED	29-Apr-1997	VS

	REAL-12444-COL-OP				SENSO

	Remarks:	OPPOSITION FILED BY ARNAM N.V. IN 1989 AGAINST APPLN FOR REALISTIC SENSOR PERM

XIII	16800	GRB	1	FEELINGS	Lancaster Group Gmbh	active	13-Dec-1999	vs
					N/A
	ROUX-44943-GRB-PR

	Remarks:	CANCELLATION FILED BY LANCASTER GROUP GMBH TO REVOKE THE TRADEMARK FEELINGS. WE HAVE DETERMINED THE MARK IS NOT IN USE AND THE REGISTRATION IS BEING VOLUNTARILY CANCELLED

XIV	31137	URU	1	PERFECT PERM	EXITO S.R.L.	active	21-Dec-1999	vs

	SUIS-44937-URU-PR				PERFECT FORM

	Remarks:	OPPOSITION FILED BY EXITO S.R.L. ON THE BASIS OF THEIR REGISTERED TRADEMARK PERFECT FORM

 Schedule 8(c), Page 4

Exhibit A

See Attached Omnibus Trademark Assignment

Exhibit A, Page 1

EXECUTION COPY

TRADEMARK ASSIGNMENT
EUROPEAN COMMUNITY, FRANCE, GERMANY, ITALY, SOUTH AFRICA, SPAIN
AND UNITED STATES

This TRADEMARK ASSIGNMENT (“Assignment”) made and entered into this 30th day of March 2000 (the “Effective Date”) by and among REVLON CONSUMER PRODUCTS CORPORATION, NC. (“RCPC”), a Delaware corporation, with its principal offices at 625 Madison Avenue, New York, NY 10022, REVLON MANUFACTUUNG LTD. (“RML”), a Bermuda corporation, with its principal offices at c/o Conyers, Dill and Pearman, Clarendon House, Church Street West, Hamilton HM, DX, Bermuda and REVLON (SUISSE) S.A. (“Revlon Suisse”), a Swiss corporation, with its principal offices at Badenerstrasse 116, 8952 Schlieran, Switzerland (each individually an “Assignor,” and collectively, “Assignors”) and REVLON PROFESSIONAL HOLDING COMPANY LLC (“RPHC”), a Delaware limited liability company, with its principal offices at 625 Madison Avenue, New York, NY 10022 (“Assignee”).

WITNESSETH:

WHEREAS Assignors own all right, title and interest in and to the trademarks and applications and registrations thereof as set forth in the attached Schedule A; and

WHEREAS Assignee wishes to acquire all of the Assignors’ right, title and interest in and to the Trademarks (as herein defined) as well as certain other goodwill and the Assignors wish to assign same to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of each of which are hereby acknowledged:

I.       Definitions

A.        Capitalized terms used herein but not defined herein shall have the meanings set forth for such terms in the License Agreements (Revlon Marks) dated the date hereof between Assignors and Beauty Care Professional Products Espaiia, S.L. (“Licensee”) and Assignee and Licensee (collectively, the “Revlon License Agreement”).

B.        Capitalized terms used herein shall have the following meanings.

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“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly is in control of, is controlled by, or under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the ownership of greater than fifty percent of the voting securities of such Person, or, for a non-stock entity, the possession of a greater than fifty percent (50%) interest in the profits of such Person.

“Assignors Marks” shall mean any and all trademarks, service marks, names, source identifiers, corporate names, business names, fictional names or “d/b/a’s,” Internet domain names, logos, slogans, and stylized renderings of any of the foregoing, and any and all registrations or applications therefor, whether now in existence, or hereafter filed or issued, that include the word “REVLON” and/or the initial “R” (other than as part of an actual word that begins with an “R”), any derivatives thereof, such as “REVLONISSIMO,” or any contractions, abbreviations, translations, or variations thereof, as well as the goodwill of the business associated with or symbolized by such Assignors Marks, owned by Assignors after giving effect to this Assignment.

“Trademarks” shall mean: (i) “REVLON PROFESSIONAL,” “REVLON COIFFURE,” “REVLON SALON,” “REVLON ETHNIC,” “REVLON REALISTIC,” and “REVLON SALON AND SPA,” including translations thereof; (ii) “REVLONISSIMO,” (iii) “R PRO,” (iv) “RMEN,” (v) the Currently Used Marks (as defined in the Revlon License Agreement), and (vi) the Combination Marks (as defined in the Revlon License Agreement) and including, without limitation, the trademarks and applications and registrations therefor as set forth in the attached Schedule A, as well as all of the goodwill of the business associated therewith or symbolized thereby; all of the foregoing in France, Germany, Italy, Spain, South Africa, the United States and the European Community.

II.        Assignment

A.       Assignors hereby assign, sell and transfer unto Assignee all of their right, title and interest in and to the Trademarks, together with the goodwill of the business associated with or symbolized by the Trademarks, and including, without limitation, the registrations and pending applications identified in Schedule A hereto and the right to sue and recover for all past, present and future infringements and other violations of the Trademarks, the same to be held and enjoyed by the Assignee, its successors and assign to the same extent that such would have been held and enjoyed by the Assignors had this assignment not been made.

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B.       The assignment set forth in Paragraph II.A above, transfers the rights in any portion of each Trademark that does not consist of the word “REVLON” and/or the initial “R” (other than an actual word that begins with “R”), any derivative thereof, such as “REVLONISSIMO” or “RMEN”, or any contractions, abbreviations, translations or variations thereof (collectively, the “REVLON Mark”), such as the “SENSOR PERM” portion of the mark “REVLON SENSOR PERM” only to the extent that such portion is used in combination with the REVLON Mark. All Assignors’ rights, if any, in such non-REVLON Mark portions of the Trademarks are being transferred to The Colomer Group S.a.r.l., a Luxembourg corporation (formerly known as Beauty Care Professional Products S.a.r.1.) (“Buyer”), or affiliates thereof, pursuant to a Purchase Agreement among Assignor and various Affiliates thereof and Buyer.

C.       Assignors hereby assign, sell, and transfer unto Assignee all of Assignors’ right, title and interest in the goodwill associated with or symbolized by any and all trademarks, service marks, names, source identifiers, corporate names, business names, fictional names or “d/b/a’s,” Internet domain names, logos, slogans, and stylized rendering of any of the foregoing, and any and all registrations or applications therefor that include the word “REVLON” and/or the initial “R” such as “RMEN” (other than as part of an actual word that begins with an “R”), whether in block print or in logo form and whether alone, as a part of a phrase or design, or in a derivative form, such as “REVLONISSIMO,” and any contractions, abbreviations, translations, or variations thereof (including, without limitation, “REVLON”), as heretofore used in connection with the Business (as defined in the Purchase Agreement) in the United States (the “Goodwill”).

III.       Usage and No Challenge Covenants

In furtherance of the assignment of rights contained herein, Assignors and Assignee agree to the following covenants:

A.       Assignors shall have no right to challenge (i) Assignee’s or any of its representatives’, agents’, successors’ or assigns’ use of the Trademarks so long as Assignee (or such successors or assigns) is an Affiliate of Assignors or their successors or assigns or (ii) any licensee or sublicensee of Assignee, or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Trademarks, so long as Assignee (or its successors or assigns) is an Affiliate of Assignors (provided, however, that the foregoing shall not limit any party’s rights to enforce any Revlon License Agreement). At such time as Assignors and Assignee are no longer Affiliated, Assignors shall have the right to challenge (i) Assignee’s or any of its representatives’, agents’, successors’ or assigns’ use of the Trademarks only to the extent such use is materially outside the field of use permitted to the Licensee under the Revlon License Agreement and (ii) any licensee or sublicensee of Assignee or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Trademarks only to the extent such use is materially outside the field of use permitted to the Licensee under the Revlon License Agreement.

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B.        Assignee shall have the right to challenge Assignors’ or any of their representatives’, agents’, successors’ or assigns’ use of the Assignors Marks only to the extent such use is materially not in compliance with the Licensor’s Covenant. Assignee shall have the right to challenge any licensee or sublicensee of Assignor or such licensee’s or sublicensee’s representatives’, agents’, successors’ or assigns’ use of the Assignors Marks only to the extent that such use is materially not in compliance with the Licensor’s Covenant.

C.        The foregoing covenants shall survive the termination, expiration or rejection of the Revlon License Agreement. Fields of use, covenants and permitted uses referred to in this Section III shall not be affected in any way by the termination, expiration or rejection of the Revlon License Agreement.

 4

EXECUTION COPY

IV.       Further Assurances.

The Parties shall take all future actions, and provide to each other, Assignee’s successors, assigns or other legal representatives, all such cooperation and assistance (including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney or other documentation) requested by either party (at the requesting parties’ reasonable cost, except as otherwise provided in the LLC Agreement between Assignors, Assignee and Beauty Care Professional Products Espana, S.L. dated of even date herewith (the “LLC Agreement”)) to: (i) use in the preparation and prosecution of any application for registration or any application for renewal of a registration covering any of the Trademarks; (ii) in the prosecution or defense of any opposition, infringement or other proceedings that may arise in connection with any of the Trademarks or Assignor’s Marks including, but not limited to, testifying as to any facts relating to the Trademarks assigned herein and this Assignment; (iii) in obtaining any additional trademark protection for the Trademarks that Assignee reasonably deems appropriate that may be secured under any law or regulation now or hereafter in effect; or (iv) more fully and effectively effectuate the purposes of this assignment including, without limitation, effectuating the dissolution of any necessary trademark associations and updating record title to the property transferred hereunder, with respect to the implementation or perfection of the assignments made hereunder in the applicable jurisdictions by filing national assignments in Italy, France, Germany, Spain, South Africa and the European Community and the United States and by registering assignments of marks included in the Trademarks but not set forth on Schedule A as requested by Assignee all to the extent the foregoing is not inconsistent with the Assignors’ obligations under the LLC Agreement.

*********

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EXECUTION COPY

IN WITNESS WHEREOF, Assignors and Assignee have executed this TRADEMARK ASSIGNMENT as an instrument under seal as of this 30th day of March, 2000.

ASSIGNORS:	REVLON CONSUMER PRODUCTS CORPORATION

By:
Name:
Capacity:

REVLON MANUFACTURING LTD.

By:
Name:
Capacity:

REVLON (SUISSE) S.A.

By:
Name:
Capacity:

ASSIGNEE:	REVLON PROFESSIONAL HOLDING COMPANY LLC

By:
Name:
Capacity:

 6

EXECUTION COPY

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF NEW YORK

ss:

COUNTY OF NEW YORK

On this 30th day of March, 2000, before me, the undersigned, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

[NOTARY SEAL]

 7

EXECUTION COPY

SCHEDULE A

Trademark Applications and Registrations

COUNTRY	MARK	APP./REG. NO.
European Community	R PRO & Design	000399915
France	REVLON PC 2000	1299126
France	REVLON NATURAL WONDER	1459868
France	REVLON COLOR CLEAN	1509305
France	REVLON YOUNG COLOR II	1534901
France	REVLON BRILLIANT HAIR	1666663
France	FREE PERM & Design with REVLON	92427008
France	REVLON NATURAL WONDER EQUAVE	96612215
France	REVLONISSIMO	99803037
France	REVLONISSIMO	95595566
Germany	REVLON NATURAL WONDER	875652
Germany	REVLON YOUNG COLOR	1139041
Germany	REVLON QUICK WHITE	1139042
Germany	REVLON COLOR CLEAN	1144742
Germany	REVLON BRILLIANT HAIR	1164906
Germany	REVLON LOVELY BLONDE	1175221
Germany	FREE PERM & Design with REVLON	2040975
Germany	REVLONISSIMO	39547397
Germany	REVLON NATURAL WONDER EQUAVE	39608789
Italy	REVLON COLOR CLEAN	567947
Italy	FREE PERM & Design with REVLON	643787
Italy	REVLONISSIMO	720773
Italy	REVLON NATURAL WONDER EQUAVE	755784
Italy	REVLON PC 2000	712620
Spain	REVLON SATIN-SET	413169
Spain	REVLON NATURAL WONDER	617996
Spain	REVLON NATURAL HONEY	1013982
Spain	REVLON PC 2000	1100420
Spain	REVLON LES CURLS CONTROL	1186511

 8

EXECUTION COPY

Spain	REVLON ULTRA WHITE	1218748
Spain	INTERACTIVES REVLON PROFESSIONAL	1315033
Spain	REVLON PROFESSIONAL DESIGNER LOOK	1315034
Spain	REVLON BRILLIANT HAIR	1561436
Spain	FREE PERM & Design with REVLON	1668711
Spain	REVLON FEELING	1723849
Spain	REVLON NATURAL HONEY BABY LINE PACKAGE Design	1949135
Spain	REVLON PROFESSIONAL COLOR CLEAN and Package Design	1967120
Spain	REVLON GENTLE BLONDE	1973026
Spain	REVLONISSIMO	1996264
Spain	REVLON NATURAL WONDER EQUAVE	2016681
Spain	REVLON PC 2000 (DEVICE)	1101093
Spain	SOLUCIONES ESPECIFICAS DE REVLON	1263814
South Africa	REVLON NATURAL WONDER	64/1166
South Africa	REVLON HERBAL DEEP CLEAN	81/8055
South Africa	REVLON PROFESSIONAL	92/9658
United States of America	REVLON TOUCH UP & Design	1231592
United States of America	R PRO & Design	2122487
United States of America	R PRO & Design	2135111
United States of America	R PRO & Design	2186916
United States of America	R PRO & Design	2189496
United States of America	RMEN & Design	2309974

 9

EXECUTION COPY

Unregistered Marks

REVLON 2 PHASE AND KOREAN CHARACTER

REVLON ALPHA 5 IN I

REVLON ALPHA 5 IN 1 SHAMPOO

REVLON AND KOREAN CHARACTER

REVLON BRILLIANT HAIR

REVLON BRILLIANT HAIR AND KOREAN CHARACTER

REVLON COIFFURE

REVLON COLOR CLEAN

REVLON EQUAVE

REVLON FEELING

REVLON GENTLE BLONDE

REVLON GREAT FEELING

REVLON HERBAL DEEP CLEAN

REVLON IN CHINESE CHARACTERS

REVLON INTERACTIVES

REVLON LOVELY BLONDE

REVLON LES CURLS CONTROL

REVLON LIQUID TEX AND KOREAN CHARACTER

REVLON LITE CREAM

REVLON (LOGO) NATURAL WONDER LABEL DESIGN

REVLON LOVELY COLOR

REVLON MOISTCURE

REVLON MP200 SENSOR

REVLON NATURAL HONEY

REVLON NATURAL HONEY BABY LINE PACKAGE DESIGN

REVLON NATURAL WONDER

REVLON NATURAL WONDER EQUAVE

REVLON NATURAL WONDER TECHNICS

REVLON NATURAL WONDER VITALIZER

REVLON NATURAL WONDER EQUAVE AND KOREAN CHARACTER

REVLON NATURAL WONDER EQUALIZER AND KOREAN CHARACTER

REVLON NATURAL WONDER TECHNICS AND KOREAN CHARACTER

REVLON NATURAL WONDER VITALIZER AND KOREAN CHARACTER

REVLON QUICK WHITE

REVLON PC 2000

REVLON PERFECT PERM

FIESTA TECHNIQUES REVLON PROFESSIONAL

REVLON NATURAL WONDER BIG LASH

FREE PERM REVLON

REVLON PERM LIFE

 10

EXECUTION COPY

REVLON PROFESSIONAL

REVLON PROFESSIONAL CLEAN COLOR AND KOREAN CHARACTERS

REVLON PROFESSIONAL COLOR CLEAN AND PACKAGE DESIGN

REVLON-REALISTIC

REVLON REALISTIC PERMANENT CREME RELAXER

REVLON CREME OF NATURE

REVLON REALISTIC GREAT FEELING

REVLON REALISTIC HERBAL DEEP CLEAN

REVLON REALISTIC MOISTCURE

REVLON-REALISTIC MP200 SENSOR

REVLON RILLING AND KOREAN CHARACTERS

REVLON SATIN-SET

REVLON SENSOR

REVLON SENSOR CARE

REVLON SENSOR HAIR COMPUTER

REVLON SENSOR SUPREME

REVLON SPRITZ

REVLON SUPER SPRITZ

REVLON THERMAL TEX AND KOREAN CHARACTERS

REVLON ULTRA WHITE

REVLON YOUNG COLOR

REVLON YOUNG COLOR II

REVLON YOUNG HAIR NCT REVLONISSIMO

REVLONISSIMO AND KOREAN CHARACTERS

R PRO

R PRO AND DESIGN

RMEN

FREE PERM AND DESIGN WITH REVLON

INTERACTIVES WITH REVLON PROFESSIONAL

NATURAL HONEY FACIAL REVLON & DESIGN

REVLON NATURAL WONDER IN CHINESE CHARACTERS

REVLON PROFESSIONAL DESIGNER LOOK

 11

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

REVLON, INC.

By:	/s/ Robert K. Kretzman
Name: Robert K. Kretzman
Title: Senior Vice President

REVLON CONSUMFR, PRODUCTS CORPORATION

By:	/s/ Robert Kretzman
Name: Robert Kretzman
Title: Senior Vice President

REVLON MANUFACTURING LTD.

By:	/s/ Robert Kretzman
Name: Robert Kretzman
Title: Director

REVLON (SUISSE) S.A.

By:	/s/ Robert Kretzman
Name: Robert Kretzman
Title: Attorney in Fact

BEAUTY CARE PROFESSIONAL PRODUCTS ESPANA, S.L.

By:
Name:
Title:

By:
Name:
Title: